Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-240081

Prospectus Supplement No. 4

(To Prospectus Dated August 7, 2020)

METEN EDTECHX EDUCATION GROUP LTD.

51,025,947 ORDINARY SHARES (INCLUDING SHARES ISSUED PURSUANT TO THE EXERCISE OF THE WARRANTS)

6,260,000 WARRANTS TO PURCHASE 6,260,000 ORDINARY SHARES

250,000 UNITS PURSUANT TO THE EXERCISE OF THE UNIT PURCHASE OPTIONS

This prospectus supplement (this “Prospectus Supplement”) updates and supplements the prospectus dated August 7, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1, as amended (Registration No. 333-240081). This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K, furnished with the Securities and Exchange Commission on January 7, 2021 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to (i) our offering of 250,000 units (including the underlying 250,000 warrants and 250,000 ordinary shares) issuable upon exercise of the outstanding unit purchase options and 10,355,000 ordinary shares issuable upon exercise of the warrants (including the warrants underlying the units purchasable upon exercise of the unit purchase options); (ii) the resale of 44,330,947 ordinary shares and 6,260,000 warrants by the selling securityholders named in the Combined Prospectus, comprising (a) 3,200,000 ordinary shares held by certain institutional investors that purchased in private placements (including 2,600,000 ordinary shares underlying the units held by certain institutional investors that purchased in private placements) that have requested such ordinary shares to be included in the registration statement of which the Prospectus forms part, (b) 34,870,947 ordinary shares held by certain shareholders who received ordinary shares in connection with the consummation of the Mergers and became holders of our ordinary shares, (c) 3,660,000 warrants held by certain holders who received redeemable warrants in connection with the consummation of the Mergers (the “Converted Warrants”), (d) 2,600,000 warrants underlying the units held by certain institutional investors purchased in private placements (the “PIPE Warrants”) and that have requested such warrants to be included in the registration statement of which the Prospectus forms part, (e) 2,600,000 ordinary shares issuable upon exercise of the PIPE Warrants underlying the units held by certain institutional investors that purchased in private placements and that have requested such warrants to be included in the registration statement of which the Prospectus forms part and (f) 3,660,000 ordinary shares issuable upon exercise of the Converted Warrants; and (iii) the issuance by us of up to 2,600,000 ordinary shares that are issuable upon the exercise of the transferred PIPE Warrants.

This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our ordinary shares, US$0.0001 par value, are currently listed on the Nasdaq Capital Market under the symbol “METX,” and our warrants are currently quoted on the Nasdaq Capital Market under the symbol “METXW.”

We qualify as an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of the factors you should consider before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described herein or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 7, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 6-K

REPORT OF FOREIGN ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2021

Commission File Number: 001- 39258

METEN EDTECHX EDUCATION GROUP LTD.

c/o 3rd Floor, Tower A

Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518000

People’s Republic of China

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F   ☒            Form 40-F   ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Indicate by check mark whether by furnishing the information contained in this Form, the registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes  ☐            No  ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82- N/A

Meten EdtechX Education Group Ltd.

Form 6-K

TABLE OF CONTENTS

Page
Signature	2
Exhibit 99.1 — Press Release dated January 6, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Meten EdtechX Education Group Ltd.

By:	/s/ Siguang Peng
Name:	Siguang Peng
Title:	Chief Executive Officer

Date: January 7, 2021

Exhibit 99.1

Meten EdtechX Announces Change of Auditor

SHENZHEN, China, Jan. 06, 2021 (GLOBE NEWSWIRE) -- Meten EdtechX Education Group Ltd. (Nasdaq: METX) (“Meten EdtechX” or the “Company”), a leading English language training (“ELT”) service provider in China, today announced the appointment of Audit Alliance LLP (“Audit Alliance”) as the Company’s independent auditor effective on January 7, 2021.

Audit Alliance replaces KPMG Huazhen LLP (“KPMG”), previously the independent auditor for the Company. The appointment of Audit Alliance was made after a careful and thorough evaluation process and has been recommended for approval by the audit committee of the board (the “Board”) of directors of the Company, and approved by the Board on December 29, 2020.

The consolidated financial statements of the Company and its subsidiaries as of and for the period from September 27, 2019 (inception) to December 31, 2019 and the consolidated financial statements of the Meten International Education Group and its subsidiaries as of as of December 31, 2018 and 2019 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent auditor was not the result of any disagreement between the Company and KMPG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The Company is working closely with Audit Alliance and KPMG to ensure a seamless transition.

The Board would like to take this opportunity to express its sincere gratitude to the KPMG team for their professionalism and quality of services rendered to the Company over the past years.

For investor and media enquiries, please contact:

Ascent Investor Relations LLC

Tina Xiao

Tel: +1 917-609-0333

Email: tina.xiao@ascent-ir.com

About Meten EdtechX

Meten EdtechX is a leading ELT service provider in China, delivering English language and future skills training for Chinese students and professionals. Through a sophisticated digital platform and nationwide network of learning centers, the Company provides its services under three industry-leading brands: Meten (adult and junior ELT services), ABC (primarily junior ELT services) and Likeshuo (online ELT). It offers superior teaching quality and student satisfaction, which are underpinned by cutting edge technology deployed across its business, including AI-driven centralized teaching and management systems that record and analyze learning processes in real time.

The Company is committed to improving the overall English language competence and competitiveness of the Chinese population to keep abreast of the rapid development of globalization. Its experienced management is focused on further developing its digital platform and expanding its network of learning centers to deliver a continually evolving service offerings to a growing number of students across China.

For more information about Meten EdtechX, please visit: https://investor.metenedu-edtechx.com/.

Safe Harbor Statement

This announcement contains forward-looking statements that involve risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: the impact of the COVID-19 outbreak, our ability to attract students without a significant decrease in course fees; our ability to continue to hire, train and retain qualified teachers; our ability to maintain and enhance our “Meten” brand; our ability to effectively and efficiently manage the expansion of our school network and successfully execute our growth strategy; the outcome of ongoing, or any future, litigation or arbitration, including those relating to copyright and other intellectual property rights; competition in the English language training sector in China; changes in our revenues and certain cost or expense items as a percentage of our revenues; the expected growth of the Chinese English language training and private education market; Chinese governmental policies relating to private educational services and providers of such services; health epidemics and other outbreaks in China; and general economic conditions in China. Further information regarding these and other risks is included in our annual report on Form 20-F and other documents filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law. All information provided in this press release and in the attachments is as of the date of this press release, and the Company undertakes no duty to update such information, except as required under applicable law.